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SEVCON, INC.

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Sevcon Responds to Dissident Board Member’s Shareholder Proposals as to Board Composition

SOUTHBOROUGH, Mass., Dec. 29, 2016 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) (“Sevcon” or the “Company”) today sets the record straight for its stockholders, customers, suppliers, employees and other constituents about the significant actions your Board of Directors and management team have undertaken to best position the Company for future growth and maximize shareholder value. This communication is occasioned by the Company’s need to respond to a proposal by a dissident director and former Executive Chairman who, along with the activist hedge fund that he operates, Meson Capital LP (“Meson”), seeks to nominate a slate of directors at the 2017 Annual Meeting of Stockholders.

Your Board’s Strategic Plan is Yielding Impressive Results

The Company is currently benefitting from a step-change in end-user demand for electrification solutions world-wide. Customers look to Sevcon to help migrate existing internal combustion systems to hybrid and pure electric systems. Your Board recognized the advent of this market shift over two years ago and collaboratively crafted a well-defined strategic plan to best position the Company to participate in, and take market share in the context of this market opportunity and in doing so, create sustainable, long-term shareholder value.  That strategy – which involves growing the company rapidly, both organically and through acquisitions – is now being successfully implemented.

2016 was a banner year for development of Sevcon’s business. It started well with the acquisition, in January, of the Bassi charger business that allows us to address both onboard and infrastructure charging opportunities. The Bassi segment has performed above our expectations, with fiscal 2016 revenue growth of 26% post-acquisition. Adding Bassi’s state-of-the-art battery charging technology and power management capabilities to Sevcon’s advanced control technologies strengthens our ability to deliver the more integrated solutions that our markets and customers are demanding. Unlike most companies in our sector, we can also offer infrastructure charging: a fast-emerging opportunity driven by OEMs and utilities who recognize that electric vehicle and hybrid sales are facilitated by the availability of reliable charging systems.

Sevcon’s other major successes during 2016 have come from an accelerating volume of significant contract wins from some of the world’s principal automotive manufacturers and Tier 1 suppliers. Our Board made the strategic decision to support new and potential customers in their drive to electrification.  Many new customers – mainly on-road vehicle manufacturers – require custom products to meet their specific needs. We are rapidly exploiting this demand -- engineering reliable solutions for them -- in addition to selling our traditional, generic products.  Sevcon now has more projects in the pipeline than ever before – with projects expected to go into production in 2017, 2019, and 2020 – and we expect that customer enthusiasm for Sevcon’s capabilities will continue. In fact, one manufacturer of luxury high-performance sports cars recently nearly doubled the Sevcon content on its program scheduled for production in 2020.

Positioning the Company for rapid growth, however, comes at the cost of short-term profitability as the Company invests in its future. Following your Board’s carefully-considered strategy, we are investing at historically high levels in engineering resources because we believe that this will continue to place us at the forefront of electrification and maintain our favorable market position.  Due to the global scarcity of specialized engineering skills, we decided proactively to seek, attract and integrate engineering talent ahead of contract wins to prepare ourselves for future projects and substantial production revenues. We have successfully achieved these talent acquisitions in the past year, nearly doubling the size of our engineering department. This has helped us win more electrification projects. We have also established several “engineering outposts” around the globe, creating a pipeline of engineering recruits that ensures local support and positions the Company to meet the growing demands of our customers.  The Board is fully supportive of this entrepreneurial, strategic approach, and we have raised substantial capital during 2016 in pursuit of these exciting opportunities.

It is an exciting time for Sevcon as we endeavor to reap the benefits of our strategic decisions.

Dissident Director’s Aggression Toward the Company is Misguided

Sevcon also responds today to the unfortunate attempt of director Ryan Morris to re-assert himself in the boardroom, following his dismissal on December 6, 2015 from the position of Executive Chairman. Mr. Morris has nominated six individuals in an attempt to take control of your Board, which can only derail the tremendous gains our Company has experienced over the past year. What Mr. Morris has not mentioned in his and Meson’s recent press release is that the Board had already positioned him to work constructively within Sevcon to help manage our exciting opportunities, but that did not lead to a constructive outcome for the Company. Mr. Morris was made Executive Chairman in August 2016 and was tasked with gathering strategic input for the CEO and Board and advancing external strategic initiatives as well as supporting Sevcon’s senior management by optimizing internal oversight and overall management accountability. However, we found that, instead of carrying out these duties, Mr. Morris was both inserting himself into internal affairs, causing confusion and inefficiency among management, and spending a great deal of effort trying to push certain directors off the Board. As a result, your Board acted by the unanimous vote of the other directors to remove Mr. Morris from the Executive Chairman position.

Mr. Morris has now nominated six persons who, he hopes, would allow him to take control of the Board. That appears to be his true agenda, since his prescription for the Company’s growth seems to be to continue a strategy your Board is already pursuing. Yet, an overhaul of the Board’s composition will only slow the momentum our Company has generated in 2016.

Your Board is confident that the stockholders will see through Mr. Morris’s tactics and will focus on the Company’s exciting path forward. We favor channeling all of our internal efforts and resources towards taking advantage of market opportunities rather than diverting our resources to respond to the unfortunate attempts of a dissident director to regain a modicum of control from his prior position with the Company. Management’s attention is on executing the strategic plan developed, with Mr. Morris’s input as a current director on the Board, to grow the business in an entrepreneurial fashion driven by a long-term focus on EBITDA growth and above-trend returns on invested capital.

Safe Harbor Statement

This letter contains forward-looking statements, including guidance for future financial performance, that are based on management’s current expectations and are subject to various risks and uncertainties, many of which are outside our control. They include that we may not be able to successfully integrate and manage the Bassi business, the Bassi acquisition may not further our business strategy or results as we expect, we may not be able to successfully complete the development of the controllers contracted by particular customers, the manufacturers for whom we are performing development work may decide not to commence production or purchase from us, and the markets for the particular vehicles may not develop as the manufacturers hope. Additional important factors are set forth under “Risk Factors” and elsewhere in the Form 10-K we filed with the Securities and Exchange Commission (“SEC”) on December 23, 2016.

Important Additional Information

Sevcon intends to file a definitive proxy statement (the “2017 Proxy Statement”) and WHITE proxy card with the SEC in connection with the solicitation of proxies for the 2017 Annual Meeting of Stockholders. Sevcon intends to nominate its current directors, other than Mr. Morris, and its founder, Marvin Schorr, for election to the Board at the 2017 Annual Meeting. In addition, Sevcon, certain of its directors, and its executive officers will be participants in the solicitation of proxies from stockholders for the 2017 Annual Meeting. Information regarding Sevcon’s directors and executive officers and their respective interests in Sevcon by security holdings or otherwise is set forth in Sevcon’s preliminary proxy statement for the 2017 Annual Meeting, filed with the SEC on December 28, 2016.  Additional information can also be found in Sevcon’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC on December 24, 2016, and in Sevcon’s Quarterly Reports on Form 10-Q for the first three quarters of the 2016 fiscal year filed with the SEC on February 16, 2016, May 23, 2016, and August 12, 2016, respectively. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY'S DEFINITIVE 2017 PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a copy of the definitive 2017 Proxy Statement and other documents filed by the Company, when they become available, free of charge from the SEC's website at www.sec.gov, by request to Sevcon, Inc., 155 Northboro Road, Southborough, MA 01772 Attn: Corporate Secretary, telephone: (508) 281-5500, or from the Company's website, http://ir.sevcon.com/sec.cfm.

About Sevcon

Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s newly acquired Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, China and the Asia Pacific region, as well as through an international dealer network. Learn more about Sevcon at www.sevcon.com/.

Contacts:

Matt Boyle
President and CEO
011 44 7802 260706
matt.boyle@Sevcon.com

Matt Goldfarb
Chairman of the Board
(917) 664-0051